                                 Exhibit 12.1

                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)


                                            6 Months (26 Weeks) Ended
                                            -------------------------
                                               July 29,      July 31,                        Fiscal Year (1)
                                                                         -------------------------------------------------------
                                                 2000          1999        1999       1998        1997        1996      1995
                                                 ----          ----        ----       ----        ----        ----      ----
Earnings
--------
  Income before income taxes and
     extraordinary items                        $190,399     $137,933    $421,112   $316,749    $235,063    $171,368   $122,729


  Fixed charges (3)                               55,312       37,430      82,835     63,135      57,446      42,806     30,649

  Less interest capitalized
     during period                                (1,914)      (1,728)     (4,405)    (1,878)     (2,043)     (2,829)    (1,287)
                                                --------     --------    --------   --------    --------    --------   --------
                                                $243,797     $173,635    $499,542   $378,006    $290,466    $211,345   $152,091
                                                ========     ========    ========   ========    ========    ========   ========
Fixed Charges
-------------
  Interest (expensed or capitalized)(3)         $ 24,717     $ 14,459    $ 33,813   $ 24,650    $ 26,304   $  20,574   $ 14,774

  Portion of rent expense
     representative of interest                   30,414       22,842      48,769     38,386      30,788      22,031     15,798

  Amortization of deferred
     financing fees                                  181          129         253        200         344         201         77
                                                --------     --------    --------   --------    --------    --------   --------
                                                $ 55,312     $ 37,430    $ 82,835   $ 63,135    $ 57,446    $ 42,806   $ 30,649
                                                ========     ========    ========   ========    ========    ========   ========
Ration of earnings to fixed charges                 4.41         4.64        6.03       5.99        5.06        4.94       4.96  (2)
                                                ========     ========    ========   ========    ========    ========   ========

(1) Fiscal 1999, 1998, 1997 and 1996 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.
(3) Interest expense for fiscal 1997, 1996, and 1995 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.